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                                   EXHIBIT 12













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                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                  TELMARK INC.
                          FOR THE YEARS ENDED JUNE 30,
                             (THOUSANDS OF DOLLARS)

                                      -----------------------------------------------
                                        1997      1996      1995      1994      1993
                                      -------   -------   -------   -------   -------

Income before income taxes            $13,003   $11,502   $ 9,272   $ 8,485   $ 9,920
Fixed charges -
                 Interest              23,486    20,305    17,675    13,259    13,215
                 Rentals
                                          386       145       130        58        57
                                      -------   -------   -------   -------   -------
Total fixed charges                    23,872    20,450    17,805    13,317    13,272
                                      -------   -------   -------   -------   -------
Adjusted earnings                     $36,875   $31,952   $27,077   $21,802   $23,192
                                      =======   =======   =======   =======   =======

Ratio of earnings to fixed charges*
                                          1.5       1.6       1.5       1.6       1.7


* REPRESENTS ADJUSTED EARNINGS DIVIDED BY FIXED CHARGES.



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